For Immediate Release

Contact:

Mary Athridge

410-454-4421

mkathridge@leggmason.com

Legg Mason Provides Money Market Fund Update and

Announces Enhancements to Debt Covenants

Company Has Identified Cost Savings In Excess of $100 Million To Date

Baltimore, MD – December 1, 2008 – Legg Mason, Inc. (NYSE:LM) today announced additional support for four money market funds with exposure to securities issued by Structured Investment Vehicles and other similar conduits (SIVs).  Legg Mason also announced that it had renewed for one year a total return swap with a major banking institution in support of $355 million of SIV securities.   In addition, to provide flexibility during a time of prolonged market turmoil, Legg Mason has obtained amendments to its existing debt covenants.

The Company also announced it has already identified in excess of $100 million in sustainable cost reductions from its corporate operating budget and is on track to realize an aggregate $120 million annually, effective on a run rate basis at March 31, 2009.

Mark R. Fetting, the company’s chief executive officer, commented: “Legg Mason continues to manage its resources and to take proactive steps in support of our money market funds during difficult market conditions.   Today’s actions give us financial and operating flexibility to handle potential further market deterioration.   We are actively pursuing a number of options to eliminate exposure to SIVs in the money market funds.    Additionally, we have moved aggressively to restructure our organization and improve our cost profile to reflect current realities.   We have the ability and the resolve to work through these challenging markets as we act in support of our clients, our funds and our shareholders.”

Legg Mason put in additional support for certain SIV securities in four funds by increasing by $420 million the maximum capital contribution obligation of the Company under existing Capital Support Agreements (“CSAs”) and, in one case, providing an additional CSA to a fund.  The Company has fully collateralized these additional obligations.   Neither the funds nor their shareholders incurred a loss in these transactions.  As of November 30, 2008, the par value of SIV exposure in the funds was $2.8 billion, down from $10 billion as of October 31, 2007.

The Company also announced that it had renewed a total return swap with a major banking institution that supports $355 million in SIV securities that were transferred to the bank in 2007.  The securities covered by the swap decreased from $890 million in December 2007, as certain principal payments were received throughout the year.  The renewed agreement expires on November 24, 2009. The company has provided $209 million in total to collateralize the swap.

The Company’s amended debt covenants change the maximum permissible leverage ratio of total debt to EBITDA from 2.5 to 3.0 to provide increased flexibility.  The debt covenants were also amended to change the definition of EBITDA used in the financial covenants to increase the exclusion of any SIV-related cash charges to $2.75 billion from $750 million, as the Company seeks options to reduce its SIV exposures.   The changes affect $500 million in an outstanding revolving credit facility and $550 million in an outstanding term loan.

The Company also confirmed that it is on track to achieve a total reduction of $120 million, or 20%, in its annual corporate operating budget on a run rate basis by the end of the current fiscal year. These reductions do not include additional expense reductions already taken and continuing within Legg Mason investment affiliates.  The corporate savings will come from across-the-board reductions that provide greater operating efficiency in the core areas of investment support, distribution and service management.

Impact on Quarterly Earnings

Reflecting the actions announced today as well as incremental mark-to-market charges attributable to previous money market fund support, the Company expects to incur gross charges of $523 million in its quarter to date operating results ($316 million net of adjustments to operating expenses and taxes, or $2.24 per diluted share).

About Legg Mason

Legg Mason is a global asset management firm, with $842 billion in assets under management at September 30, 2008.  The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).